EXHIBIT 21.1

                                  SUBSIDIARIES

     1.  Alatec Products Acquisition Company, a Delaware corporation

     2.  AXS Solutions Acquisition Company, a Delaware corporation

     3.  Maumee Industries Acquisition Company, a Delaware corporation

     4.  Sales Systems Limited Acquisition Company, a Delaware corporation

     5.  Capitol Bolt & Supply Acquisition Company, a Delaware corporation